Exhibit 10.1

SUMMARY OF TERMS OF RECIPROCAL USE AGREEMENT

•                  Advance America, Cash Advance Centers, Inc. (the “Company”) and Arizona, LLC (“Arizona”) each own a [Redacted] (the “Aircraft”), both of which are based at the same airport.

•                  For each flight hour and each pilot hour used by the Company or Arizona, respectively, on the other entity’s Aircraft, the other entity is entitled to one flight hour and one pilot hour on the first entity’s Aircraft, and vice-versa.

•                  Any use of the Company’s Aircraft by George D. Johnson, Jr. or other sublessees of Arizona, including William M. Webster, IV, the Company’s Vice Chairman, and entities that Mr. Johnson controls or in which he has an ownership interest, is deemed to be use by Arizona.

•                  The Company and Arizona may owe the other party no more than 50 flight hours and 100 pilot hours of reciprocal use at any point in time, and accrued flight hours or pilot hours in excess of those limits will be paid at a rate per flight hour or pilot hour, as applicable, to be agreed upon by the Company and Arizona and approved by the Company’s Board of Directors prior to either party exceeding an accumulated right to 50 flight hours or 100 pilot hours.

•                  Arizona and the Company are each responsible for all other charges attributable to its respective operation of either Aircraft.